UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee		37072
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01    REGULATION FD DISCLOSURE.

Unless the context otherwise requires, references to "Dollar General," "we," "our," "us" and "the Company" refer to Dollar General Corporation and its consolidated subsidiaries, both before and after the Transactions, and the Merger (as defined below).  Financial information identified as "pro forma" gives effect to the consummation of the Transactions (as defined below). References to years 2007, 2006, 2005, 2004, 2003 and 2002 represent fiscal years ending or ended February 1, 2008, February 2, 2007, February 3, 2006, January 28, 2005, January 30, 2004 and January 31, 2003, respectively, unless the context otherwise requires. Buck Acquisition Corp., to which the Company will succeed in the Merger, has commenced an offering to sell $1,900 million of notes, including $625 million of Senior Notes, due 2015, (the “cash-pay notes”), $725 million of Senior Toggle Notes, due 2015 (the “senior toggle notes”) and $550 million of Senior Subordinated Notes (the “senior subordinated notes”). Collectively these are referred to herein as “the notes.”

Cautionary Statement Regarding “Forward Looking” Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements made relating to the closing of the merger described in this Current Report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that these assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed below in this Current Report, as well as in Dollar General’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these and other cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise required by law.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is being disclosed solely pursuant to Regulation FD.

The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Merger and the Transactions (as those terms are hereafter defined):

The Transactions

On March 11, 2007, Buck Holdings, L.P., a Delaware limited partnership ("Parent") and Buck Acquisition Corp., a Tennessee corporation ("Merger Sub"), a wholly owned subsidiary of Parent, entered into an agreement and plan of merger (the "Merger Agreement") with us pursuant to which Merger Sub will merge with and into us (the "Merger"). Following the consummation of the Merger, we will continue as the surviving corporation and as a subsidiary of Parent. Parent is managed by its general partner, Buck Holdings, LLC, a Delaware limited liability company, which is currently controlled by private investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. ("KKR" or the "Sponsor"). As a result of the Merger, funds associated with or designated by the Sponsor will directly or indirectly control Dollar General Corporation through their investment in Parent and its general partner, Buck Holdings, LLC.

Certain senior employees will be offered the opportunity prior to closing of the Merger to rollover their equity and/or options and to purchase additional equity of Dollar General in connection with the Merger. Such employees who elect to participate in this opportunity are referred to herein as the "Senior Management Participants." In connection with such investment and the Merger, we will adopt a new option plan pursuant to which these individuals will be granted new options with respect to additional shares of common stock of Dollar General. In addition, following the Merger, we expect to offer other employees a similar opportunity to participate in our common equity. Such employees who elect to participate in such opportunity, along with the Senior Management Participants, are referred to in herein as "Management Participants."

The acquisition of Dollar General by the Investors will be financed by borrowings under our new senior secured credit facilities, the issuance of the notes and the equity investment described herein and cash on hand. The offering of the notes, the initial borrowings under our new senior secured credit facilities, the equity investment by the Investors in Parent, the equity investment in Dollar General by the Management Participants, the Merger, the Tender Offer, the replacement of certain letters of credit, the payment of related fees and expenses and other related transactions are collectively referred to in this document as the "Transactions."

SOURCES AND USES OF FUNDS

The following table illustrates the estimated sources and uses of funds for the Transactions as if the closing had occurred on May 4, 2007. Actual amounts will vary from estimated amounts depending on several factors, including final determination of the aggregate value of the equity participation by management participants, differences between the balances of our outstanding indebtedness that we are repaying as of May 4, 2007 and balances at the closing of the Transactions, differences from our estimate of Transaction fees, expenses and other costs, differences between our available cash at May 4, 2007 and at the closing of the Transactions and any changes made to the sources of the contemplated debt financing.

For more information, see “Unaudited Pro Forma Condensed Consolidated Financial Information” and the related notes thereto.

	Amount		Amount
	(Dollars in millions)		(Dollars in millions)
Sources of Funds:		Uses of Funds:
Senior secured credit facilities:		Purchase price	$ 7,003.6
Revolving asset-based credit facility(1)	$302.3	Rollover equity(5)	8.0
Term loan facility(2)	2,430.0	Refinance existing indebtedness(7)	219.4
Senior notes	1,350.0	Other retained indebtedness(3)	67.7
Senior subordinated notes	550.0	Estimated fees and expenses(8)	280.0
Other retained indebtedness(3)	67.7
Equity contribution(4)	2,767.0
Rollover equity(5)	8.0
Excess cash on hand(6)	103.7
Total Sources	$7,578.7	Total Uses	$7,578.7

(1)  Upon the closing of the Merger, we will enter into a $1.0 billion senior secured asset-based revolving credit facility with a six-year maturity, of which a portion will be available for letters of credit subject to borrowing base limitations. As of May 4, 2007, on a pro forma basis giving effect to the Transactions, we would have had $302.3 million in borrowings outstanding under our new senior secured asset-based revolving credit facility.

In connection with the Merger, we also intend to replace $23.8 million of letters of credit under our existing credit facility with letters of credit under our new senior secured asset-based revolving credit facility. In addition, our availability under the new senior secured asset-based revolving credit facility will be reduced by $128.1 million of existing trade letters of credit and $14.5 million of existing letters of credit required under the terms of our tax increment financing relating to our Marion, Indiana DC, which we expect to issue under our new senior secured asset-based revolving credit facility in connection with the Transactions.

(2)  Upon the closing of the Merger, we will enter into a new $2.430 billion senior secured term loan facility with a seven-year maturity, the full amount of which is expected to be borrowed on the closing date.

(3)  Consists of certain financing and capital lease obligations and other debt instruments.

(4)  Represents the cash equity investment of approximately $2.767 billion to be made in Parent and Parent's general partner by the Investors.

(5)  Represents approximately $8.0 million expected to be invested directly in Dollar General by the Senior Management Participants, either in the form of a rollover of their existing equity interests in Dollar General to equity interests in Dollar General following the Merger or through cash investments in Dollar General. To the extent that the amount invested in Dollar General by the Senior Management Participants is greater or less than $8.0 million, the amount of the cash equity to be contributed to Parent by the Investors will be adjusted by a corresponding amount. In addition, following the Merger we will offer other employees a similar opportunity to participate in our common equity.

(6)  We intend to renegotiate or refinance the leases relating to certain of our DCs in connection with or immediately following consummation of the Transactions and have received financial commitments to cover a portion of the potential costs of refinancing. However, a possibility exists that the Merger and certain of the related financing transactions may be interpreted as giving rise to certain trigger events (which may include events of default) under such leases. In such event, our cost of refinancing or renegotiating such obligations could exceed the amount of such commitments, resulting in a negative effect on our cash balances. The impact of this potential cost of refinancing these obligations has been included in the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(7)  We intend to repurchase $200.0 million in aggregate principal amount of the Old Notes at the closing of the Tender Offer substantially concurrently with the closing of the Merger. Any Old Notes not repurchased pursuant to the Tender Offer will remain outstanding. Includes expenses and a premium (a portion of which includes a consent payment) of $19.6 million.

(8)  Reflects our estimate of fees, expenses and other costs associated with the Transactions. Such fees and expenses include placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsor, and other transaction costs and professional fees.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of Dollar General Corporation. The unaudited pro forma condensed consolidated statements of operations for the year ended February 2, 2007, the thirteen weeks ended May 5, 2006, the thirteen weeks ended May 4, 2007 and the trailing fifty-two week period ended May 4, 2007 give effect to the Transactions as if they had occurred on February 4, 2006. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on May 4, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the other information contained herein as well as "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and related notes thereto appearing in our Annual Report on Form 10-K for the year ended February 2, 2007 and our Quarterly Report on Form 10-Q for the thirteen weeks ended May 4, 2007. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

The Merger will be accounted for using purchase accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this document, we have not completed the valuation studies necessary to estimate the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in Note (b) under "—Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet," to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in Thousands)

	May 4, 2007
	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$204,417	$(103,667)	(a)	$100,750
Short-term investments	27,371	—		27,371
Merchandise inventories	1,444,313	4,286	(b)	1,448,599
Income taxes receivable	14,624	34,357 (c)		48,981
Deferred income taxes	37,860	(4,862)(c)		32,998
Prepaid expenses and other current assets	57,572	—		57,572
Total current assets	1,786,157	(69,886)		1,716,271
Net property and equipment	1,212,198	246,666	(b)	1,458,864
Deferred income taxes	12,418	(12,418)	(c)	—
Trade names and trademarks	—	1,265,000	(b)	1,265,000
Leasehold interests	—	183,910	(b)	183,910
Goodwill	—	4,289,827	(b)	4,289,827
Other assets, net	63,536	160,672	(d)	224,208
Total assets	$3,074,309	$6,063,771		$9,138,080
Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term obligations	$7,186	$—		$7,186
Accounts payable	484,949	—		484,949
Accrued expenses and other	258,090	106,412	(b)	364,502
Income taxes payable	48	—		48
Total current liabilities	750,273	106,412		856,685
Long-term obligations	260,373	4,432,498	(a)	4,692,871
Deferred income taxes	—	574,174	(c)	574,174
Other liabilities	266,886	(24,536)	(b)	242,350
Shareholders' equity	1,796,777	975,223	(e)	2,772,000
Total liabilities and shareholders' equity	$3,074,309	$6,063,771		$9,138,080

See notes to unaudited pro forma condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)  Reflects the estimated sources and uses of cash for the Transactions as follows (dollars in millions):

Sources
Revolving credit facility(1)	$302.3
Term loan facility(2)	2,430.0
Senior cash pay notes	625.0
Senior toggle notes	725.0
Senior subordinated notes	550.0
Retained indebtedness(3)	67.7
Equity contribution(4)	2,767.0
Rollover equity(5)	8.0
Total Sources	7,475.0
Uses
Purchase price(6)	7,003.6
Retained indebtedness(3)	67.7
Retirement of existing debt(7)	219.4
Estimated fees and expenses(8)	280.0
Rollover equity(5)	8.0
Total Uses	7,578.7
Pro forma net adjustment to cash	$(103.7)

(1)  Upon the closing of the Merger, we will enter into a new asset-based revolving credit facility which provides for borrowing up to $1,000.0 million, subject to availability, of which $302.3 million is assumed to be outstanding upon the closing of the Transactions. Such levels of borrowings will fluctuate in future periods dependent upon short term cash needs. Changes in the levels of borrowings would impact interest expense.

(2)  Upon the closing of the Merger, we will enter into a $2,430.0 million senior secured term loan facility, with a seven-year maturity.

(3)  Represents existing financing and capital lease obligations and other indebtedness.

(4)  Represents approximately $2.767 billion to be invested in equity securities of Parent by the Investors.

(5)  Represents approximately $8.0 million to be invested directly in Dollar General by the Senior Management Participants either in the form of a rollover of their existing equity interests in Dollar General to equity interests in Dollar General following the Merger or through cash investments in Dollar General. To the extent that the amount invested in Dollar General by the Senior Management Participants is greater or less than $8.0 million, the amount of the cash equity to be contributed to Parent by the Investors will be adjusted by a corresponding amount.

(6)  The holders of outstanding shares of common stock will receive $22.00 in cash per share in connection with the Transactions. Assumes approximately 314.6 million shares outstanding as of May 4, 2007, plus 1.4 million shares of restricted stock and restricted stock units, plus payments of approximately $52.5 million related to outstanding stock options and excludes $8.0 million of management participation and rollover equity discussed in Note (5).

(7)  Includes $199.8 million of Old Notes for which a tender offer has been commenced, plus a related premium and other costs of approximately $19.6 million. These amounts assume that all the Old Notes are repurchased in the tender offer. Any Old Notes that are not tendered and purchased in the tender offer will remain outstanding after the closing of the Transactions. As of 5:00 p.m. New York City time on June 15, 2007, approximately $2.0 million of Old Notes had not been tendered in the Tender Offer.

(8)  Consists of $165.9 million of estimated financing fees, which will be capitalized and amortized over the related terms of the financings; $57.8 million of transaction costs, which will be expensed by the Company prior to or upon consummation of the Merger and reflected as an adjustment in historical equity; and $56.3 million of direct acquisition costs including $3.0 million of costs to raise equity.

(b)  The following table sets forth the calculation and adjustments made related to the preliminary allocation of purchase price with respect to the Transactions (dollars in millions):

Purchase price(1)		$7,011.6
Transaction fees and expenses directly related to the Transaction(2)		53.3
Total		7,064.9
Net assets acquired before adjustment	$1,796.8
Transaction costs(3)	(77.4)
Net assets acquired		1,719.4
Estimated purchase price in excess of net assets acquired		5,345.5
Adjustments to net assets acquired:
Trade names and trademarks(4)	1,265.0
Leasehold interests(4)	183.9
Property and equipment(4)	246.7
Inventory(5)	4.3
Other assets(6)	(5.2)
Accrued expenses and other(7)	(106.4)
Other liabilities(8)	24.5
Subtotal	1,612.8
Income taxes receivable(9)	34.4
Deferred income taxes(9)	(591.5)
Preliminary adjustments to net assets acquired		1,055.7
Pro forma adjustment to goodwill		$4,289.8

(1)  Represents both the cash purchase price of $7,003.6 million and the rollover equity of $8.0 million discussed in note (a)(5) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(2)  Represents estimated expenses related primarily to legal, accounting, investment banking and Sponsor fees.

(3)  The Company will expense transaction costs prior to or upon the consummation of the Transactions, including a premium and other costs of approximately $19.6 million to repurchase the Company's Old Notes, severance and other costs of $18.8 million, and legal, accounting and advisory fees of $39.0 million.

(4)  These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. For purposes of these pro forma condensed consolidated financial statements, preliminary fair values and useful lives have been estimated based on a preliminary valuation performed by an outside consultant. These estimates follow (dollars in millions):

	Estimated Average Useful Lives	Estimated Fair Value	Historical Cost	Purchase Accounting Adjustment
Land	Indefinite	$122.0	$84.4	$37.6
Buildings and improvements	30	610.5	410.0	200.5
Internally developed software	3	12.3	3.7	8.6
		$744.8	$498.1	$246.7

Goodwill is not amortized and will be evaluated for impairment on an annual basis. The value related to our trade names and trademarks, which we anticipate to be an indefinite-lived asset, is based upon a preliminary valuation. The value related to leasehold interests is based upon a preliminary valuation and is primarily related to below-market rental rates for certain of our store leases. In addition, there may be other fair value adjustments that we have not yet estimated.

(5)  Preliminary estimates of the inventory valuation approximates the historical book value of inventory. The reversal of existing LIFO reserves is $4.3 million. However, at this time we are evaluating possible modifications of our merchandising philosophies, including SKU rationalization, which could result in the discontinuation and liquidation of certain merchandise. This could result in a reduction of the fair market value of the inventory being acquired.

(6)  Reflects the elimination of deferred financing costs of $2.8 million associated with our $400.0 million existing credit facility which will be terminated, and our Old Notes which are expected to be repurchased, in conjunction with the Transactions; and the elimination of our existing goodwill balance of $2.4 million.

(7)  For purposes of these pro forma financial statements, certain DC properties are assumed to have been purchased in connection with the Transactions and are included in the buildings and improvements amounts in (4) above, with the incremental payments in excess of the currently recorded lease obligations required to purchase these DCs reflected as an increase in other current liabilities of $110.1 million. This adjustment also reflects the reversal of current deferred rent liabilities on certain DCs and stores of $3.3 million and the reversal of the current portion of a deferred gain on certain DCs of $0.4 million.

(8)  Reflects the reversal of deferred rent liabilities on certain DCs and stores of $28.3 million; the reversal of a deferred gain on certain DCs of $5.4 million; the reversal of certain pension accruals of $3.2 million; offset by a reserve of $12.4 million for lease contract termination costs on approximately 93 stores which are expected to close within 30 days after the consummation of the Transactions.

(9)  Reflects the estimated impact on current and deferred tax liabilities related to the $1,612.8 million purchase accounting adjustments as well as $94.5 million in current deductions related principally to expenses relating to the tender offer for the Old Notes and deductions related to employee stock awards.

(c)  Reflects an increase in income taxes receivable of $34.4 million principally due to deductions related to employee stock awards, which were reflected as adjustments to shareholders' equity, and the expenses relating to the tender offer for the Old Notes which reduced the assets acquired for purposes of the purchase price allocation but was not reflected as a reduction in income. The net increase in deferred tax liabilities of $591.5 million is principally related to purchase accounting adjustments.

(d)  Reflects the capitalization of $165.9 million of estimated financing costs that we will incur in connection with new debt financing, including the New Credit Facilities and the notes, offset by $2.8 million of unamortized deferred financing costs related to debt that is expected to be redeemed or canceled and $2.4 million of previously existing goodwill that is being eliminated.

(e)  Adjustment to shareholders' equity consists of the following (dollars in millions):

Sponsor cash equity contribution	$2,767.0
Management rollover equity and/or cash investment	8.0
Less costs to raise equity	(3.0)
Total equity contribution	2,772.0
Less historical equity	(1,796.8)
Net adjustment to shareholders' equity	$975.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(Dollars in Thousands)

	Fiscal Year Ended February 2, 2007
	Historical	Adjustments		Pro Forma
Net sales	$9,169,822	$—		$9,169,822
Cost of goods sold	6,801,617	(2,500)	(a)	6,799,117
Gross profit	2,368,205	2,500		2,370,705
Selling, general and administrative	2,119,929	56,759	(b)	2,176,688
Operating profit	248,276	(54,259)		194,017
Interest income	(7,002)	—		(7,002)
Interest expense	34,915	401,680	(c)	436,595
Income (loss) before income taxes	220,363	(455,939)		(235,576)
Provision (benefit) for income taxes	82,420	(170,763)	(d)	(88,343)
Net income (loss)	$137,943	$(285,176)	(e)	$(147,233)

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS (CONTINUED)
(Dollars in Thousands)

	Thirteen Weeks Ended May 4, 2007
	Historical	Adjustments		Pro Forma
Net sales	$2,275,267	$—		$2,275,267
Cost of goods sold	1,642,207	(625)	(a)	1,641,582
Gross profit	633,060	625		633,685
Selling, general and administrative	577,692	9,190	(b)	586,882
Operating profit	55,368	(8,565)		46,803
Interest income	(2,573)	—		(2,573)
Interest expense	6,167	99,557	(c)	105,724
Income (loss) before income taxes	51,774	(108,122)		(56,348)
Provision (benefit) for income taxes	16,899	(42,467)	(d)	(25,568)
Net income (loss)	$34,875	$(65,655)	(e)	$(30,780)

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS (CONTINUED)
(Dollars in Thousands)

	Thirteen Weeks Ended May 5, 2006
	Historical	Adjustments		Pro Forma
Net sales	$2,151,387	$—		$2,151,387
Cost of goods sold	1,567,113	(625)	(a)	1,566,488
Gross profit	584,274	625		584,899
Selling, general and administrative	502,989	14,190	(b)	517,179
Operating profit	81,285	(13,565)		67,720
Interest income	(2,450)	—		(2,450)
Interest expense	7,247	109,965	(c)	117,212
Income (loss) before income taxes	76,488	(123,530)		(47,042)
Provision (benefit) for income taxes	28,818	(46,427)	(d)	(17,609)
Net income (loss)	$47,670	$(77,103)	(e)	$(29,433)

See notes to unaudited pro forma condensed consolidated statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS (CONTINUED)
(Dollars in Thousands)

	Pro Forma
	Fiscal Year Ended February 2, 2007	Plus: Thirteen Weeks Ended May 4, 2007	Less: Thirteen Weeks Ended May 5, 2006	Fifty-two Weeks Ended May 4, 2007
Net sales	$9,169,822	$2,275,267	$2,151,387	$9,293,702
Cost of goods sold	6,799,117	1,641,582	1,566,488	6,874,211
Gross profit	2,370,705	633,685	584,899	2,419,491
Selling, general and a administrative	2,176,688	586,882	517,179	2,246,391
Operating profit	194,017	46,803	67,720	173,100
Interest income	(7,002)	(2,573)	(2,450)	(7,125)
Interest expense	436,595	105,724	117,212	425,107
Loss before income taxes	(235,576)	(56,348)	(47,042)	(244,882)
Benefit for income taxes	(88,343)	(25,568)	(17,609)	(96,302)
Net loss	$(147,233)	$(30,780)	$(29,433)	$(148,580)

See notes to unaudited pro forma condensed consolidated statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

(a)  Represents the estimated impact on cost of goods sold of the assumed acquisition of the DCs discussed in (b)(7) under Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet, relating to the following DC expense amounts that will be capitalized into inventory: $3.7 million of pro forma annual depreciation expense resulting from the adjustment to record the fair market value of the purchased DC's offset by a reduction of $6.7 million in historical annual rental expense.

(b)  Represents depreciation and amortization of the fair value adjustments related to tangible and intangible long-lived assets. The fair market value adjustments and estimated lives of tangible assets are described in (b)(4) under Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. Identifiable intangible assets with a determinable life have been amortized on a straight-line basis in the unaudited pro forma consolidated statements of operations. These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual depreciation and amortization expense. This adjustment also includes investment banking fees related to the Transactions of $5.0 million that we expensed in the first quarter of 2007 and annual management fees of $5.0 million that will be payable to affiliates of certain of the Investors subsequent to the closing of the Transactions.

(c)  Reflects pro forma interest expense resulting from our new capital structure (using applicable rates at June 14, 2007) as follows (dollars in millions):

		Thirteen Weeks Ended
	Year Ended February 2, 2007	May 5, 2006	May 4, 2007	Fifty-two Weeks Ended May 4, 2007
Revolving credit facility(1)	$20.7	$5.2	$5.2	$20.7
Term loan facilities(2)	182.4	45.6	45.6	182.4
Notes (3)	190.1	47.5	47.5	190.1
Letter of credit fees(4)	1.6	0.4	0.4	1.6
Bank commitment fees(5)	2.0	0.5	0.5	2.0
Other existing debt obligations(6)	7.2	2.5	1.3	6.0
Total cash interest expense	404.0	101.7	100.5	402.8
Amortization of capitalized debt issuance costs(7)	31.1	15.7	5.2	20.6
Other(8)	1.5	(0.1)	0.1	1.7
Total pro forma interest expense	436.6	117.3	105.8	425.1
Less historical interest expense	(34.9)	(7.3)	(6.2)	(33.8)
Net adjustment to interest expense	$401.7	$110.0	$99.6	$391.3

(1)  The $1,000.0 million revolving credit facility is expected to carry an interest rate of 3-month LIBOR of 5.35% plus 1.50%. The amount drawn at closing is expected to be $302.3 million. Such levels of borrowings will fluctuate in future periods dependent upon short term cash needs. Changes in the levels of borrowings would impact interest expense.

(2)  Reflects interest on the $2,430.0 million term loan facility that is expected to be at a rate of 3-month LIBOR plus 2.50%. To hedge against interest rate risk, we have entered into a swap agreement with respect to a $2,000.0 million notional amount for 4.93%. This swap agreement becomes effective on July 31, 2007 and will amortize on a quarterly basis until maturity at July 31, 2012. The unhedged portion of the facility is expected to carry an interest rate of 3-month LIBOR of 5.35% plus 2.50%.

(3)  Reflects interest on the senior notes and senior subordinated notes at assumed rates. Assumes the cash interest payment option has been elected with respect to all of the senior toggle notes.

(4)  Represents fees on assumed balances of trade letters of credit of $128.1 million at 0.75% and standby letters of credit of $41.0 million at 1.50%.

(5)  Represents commitment fees of 0.375% on the assumed $528.7 million unutilized balance of the revolving credit facility. Outstanding letters of credit noted in (4)above reduce the availability under the revolving credit facility.

(6)  Represents historical interest expense on other existing indebtedness.

(7)  Represents debt issuance costs associated with the new bank facilities amortized over 6 years for the revolving facility, 7 years for the term loan facility, 8 years for the new senior notes, 10 years for the new senior subordinated notes and 8 years for other capitalized debt issuance costs. Also includes $10.5 million of bridge debt fee expensed in the year ended February 2, 2007.

(8)  Represents historical interest expense on income tax contingencies, offset by capitalized interest expense.

Interest rate sensitivity

A 0.125% change in the weighted average interest rate on our total pro forma indebtedness would change our pro forma annual cash interest expense by approximately $5.8 million.

These pro forma financial statements assume that all of our Old Notes will be tendered and repurchased in the tender offer. Any Old Notes that are not tendered and purchased in the tender offer will remain outstanding after the closing of the Transactions. For each $1.0 million of Old Notes that is not tendered and repurchased in the tender offer, pro forma annual interest expense will increase by approximately $0.1 million. As of 5:00 p.m. New York City time on June 15, 2007, approximately $2.0 million of Old Notes had not been tendered in the Tender Offer.

(d)  Represents the tax effect of the pro forma adjustments, calculated at effective rates of 39.3% and 37.6% for the thirteen-week periods ended May 4, 2007 and May 5, 2006, respectively,

and 37.5% for the fiscal year ended February 2, 2007. Note that the pro forma statement of operations data for the trailing fifty-two week period ended May 4, 2007 includes income taxes accounted for under SFAS 109 for 39 weeks and under FIN 48 for 13 weeks.

(e)  Adjustments to net income (loss) do not include the effects of the following non-recurring items: $42.1 million of stock compensation expense from the acceleration of unvested stock options, restricted stock and restricted stock units resulting from the Transactions and $77.4 million of transaction costs incurred by the Company expensed as one-time charges upon the close of the Transactions. Net income (loss) also does not include any adjustments to reflect the effects of the new stock based compensation plan, which is still being finalized.

Certain Non-GAAP Financial Measures

EBITDA is defined as net income plus provision for income taxes, interest expense, net, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to adjustments required in calculating covenant ratios under the indentures governing the notes and our New Credit Facilities, which adjustments can generally be described as (i) certain non-recurring non-cash items, (ii) certain unusual or infrequently occurring items, or (iii) transaction fees. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. We believe that the inclusion of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of certain financial ratios in the indentures governing the notes and our New Credit Facilities. Adjusted EBITDA is a material component of these ratios. For instance, both the indentures governing the notes and our New Credit Facilities contain debt incurrence ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the debt incurrence ratios contained in our New Credit Facilities and the indentures governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions.

While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in filings made with the SEC. Furthermore, because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated:

	Fiscal Year Ended			Thirteen Weeks Ended		Pro Forma Trailing Fifty- two Week Period Ended
	January 28, 2005	February 3, 2006	February 2, 2007	May 5, 2006	May 4, 2007	May 4, 2007
	(in millions)
Net income (loss)	$344.2	$350.2	$137.9	$47.7	$34.9	$(148.6)
Interest expense, net	22.2	17.2	27.9	4.8	3.6	418.0
Income taxes (benefit)	190.6	194.5	82.4	28.8	16.9	(96.3)
Depreciation and amortization	164.5	186.8	200.6	48.8	50.5	257.8
EBITDA	$721.5	$748.7	$448.9	$130.1	$105.9	$430.9
Adjustments:
Impact of Project Alpha markdowns (a)			160.0	2.2	(3.9)	153.9
Selling, general and administrative costs related to store closing and inventory clearance activities of Project Alpha (b)			33.1	—	29.3	62.4
Operating losses of stores to be closed (c)			14.9	3.0	5.3	17.2
Hurricane Katrina insurance proceeds			(13.0)	(5.1)	—	(7.9)
Hurricane Katrina expense and write-offs			0.5	0.4	—	0.1
Asset impairments (d)			0.8	—	—	0.8
Management fees (e)			—	—	—	5.0
Project Alpha and merger-related professional fees (f)			1.0	—	6.3	2.3
Distribution center lease adjustment (g)			—	—	—	(6.2)
Adjusted EBITDA			$646.2	$130.6	$142.9	$658.5

(a)  Amounts relate to the impact on cost of goods sold and operating profit of incremental markdowns, substantially all of which were taken in connection with the decision to eliminate the historical packaway strategy and to close approximately 400 underperforming stores, including a $71.2 million charge in the thirteen weeks ended November 3, 2006 to record a reserve for management's estimate of anticipated future markdowns that were expected to reduce inventory below cost. The amount of such markdowns was estimated by aggregating markdowns taken on the Project Alpha inventory, reduced by any markdowns that were determined to be normal in-season clearance and therefore not incremental, net of the change in the below-cost reserve for such markdowns.

(b)  Amounts relate to expenses associated with Project Alpha inventory and real estate initiatives, including lease contract termination and other store closing costs, advertising, inventory liquidation fees, incremental store labor and other costs.

(c)  Amounts represent the operating losses (excluding depreciation) of the 403 stores identified in Project Alpha to be closed, but for which closure has not yet occurred.

(d)  Amounts represent non-cash asset impairments, other than those in the 403 stores identified in Project Alpha to be closed.

(e)  Represents the annual management fee payable to affiliates of certain of the Investors pursuant to a Management Agreement.

(f)  Amounts represent professional fees (investment banking, consulting, legal, etc.) and other costs incurred in connection with Project Alpha and the proposed Merger.

(g)  Represents the reversal of the increase to pro forma EBITDA resulting from the pro forma acquisition of certain DCs contained in our Unaudited Pro Forma Condensed Consolidated Financial Statements as we do not expect these transactions to occur. We intend to renegotiate or refinance the leases relating to those DCs in connection with or immediately following consummation of the Transactions. However, our Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects the estimated impact of the assumed acquisition of such DC's, which resulted in a $6.2 million increase in pro forma EBITDA ($2.5 million reduction in our pro forma net loss and a $3.7 million increase in our pro forma depreciation expense) for the 52 week period ended May 4, 2007.

For the 52 week period ended May 4, 2007, (i) pro forma cash interest expense was $402.8 million and the ratio of pro forma Adjusted EBITDA to cash interest expense was 1.6x and (ii) total debt was $4.7 billion and the ratio of pro forma total debt to Adjusted EBITDA was 7.1x. Cash interest expense includes the interest portion of our capital lease obligations but excludes the amortization of debt issuance costs and non-cash interest related to our indebtedness. To the extent we elect to pay PIK Interest on the senior toggle notes after the initial interest period, our pro forma cash interest expense would decrease accordingly but our long-term obligations to pay principal would be increased.

Individual Supplemental Executive Retirement Plan with David A. Perdue

We maintain an individual supplemental executive retirement plan for Mr. Perdue that provides that, in the event of his termination by us without cause at any time or his voluntary resignation for good reason within two years after a change in control of Dollar General, Mr. Perdue will be deemed to have five additional years of credited service and his compensation will be deemed to continue for purposes of calculating his vesting and benefit. The SERP provides that the full amount of benefits due will be funded into the existing grantor trust within 30 days following a change in control of Dollar General and upon Mr. Perdue's termination by us without cause or his voluntary resignation for good reason and payable in accordance with the terms of the plan. The completion of the Merger will constitute a change in control for purposes of the plan and trust. The amount that would be funded into the grantor trust upon completion of the Merger assuming an estimated closing date of July 6, 2007, is approximately $6,630,934.

ITEM 8.01    OTHER EVENTS.

On June 15, 2007, Dollar General Corporation (NYSE: DG), a Tennessee corporation, issued the press release attached hereto as Exhibit 99.1, in which it announced that its Board of Directors had unanimously confirmed the decision to express no opinion and remain neutral toward the tender offer made by Buck Acquisition Corp. on June 4, 2007 to purchase any and all of Dollar General’s outstanding 8 5/8% Notes due 2010 and the related consent solicitation. The tender offer and related consent solicitation are contemplated by Dollar General’s previously announced agreement and plan of merger, dated March 11, 2007, with Buck Holdings, L.P., a Delaware limited partnership (“Parent”), and Buck Acquisition Corp., a Tennessee corporation and wholly owned subsidiary of Parent, pursuant to which Buck Acquisition Corp. will merge with and into Dollar General. Parent and Buck Acquisition Corp. are indirectly controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. Dollar General’s shareholders are scheduled to vote on the proposed merger on June 21, 2007.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial statements of businesses acquired.  N/A
(b)  Pro forma financial information.  N/A
(c)  Shell company transactions. N/A
(d)  Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2007	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release dated June 15, 2007.